UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   August 3, 2006 (July 31, 2006)

TODCO

(Exact name of registrant as specified in its charter)

Delaware	1-31983	76-0544217

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 W. Sam Houston Parkway South, Suite 800, Houston, Texas		77042-3615

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code   (713) 278-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 204.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

A. Officer Compensation and Amendment of Employment Agreement. On July 31, 2006, our executive compensation committee increased the base salaries of certain of our executive officers effective August 1, 2006. The new salaries are as follows:

David J. Crowley, Senior Vice President, Operations - $330,000
Dale W. Wilhelm, Vice President and Chief Financial Officer - $275,000
Bryce H. Dickinson, Vice President, International Operations - $220,000

In the case of Mr. Crowley, this salary increase constituted an unwritten amendment to his existing employment agreement.

All other elements of the officers previously reported compensation remains unchanged.

B. Non-Employee Director Compensation. On August 1, 2006, our board of directors established a new compensation arrangement for non-employee directors effective October 1, 2006. The new compensation arrangement is as follows:

Each non-employee director will be paid an annual retainer of $40,000. The chairman of the board of directors will receive an additional annual retainer of $120,000. Non-employee directors will also receive a fee of $2,000 for each meeting of the board of directors attended in person and $1,000 for each meeting attended by telephone, plus incurred expenses where appropriate.

On the date of each annual meeting of stockholders, each non-employee director will be granted 2,500 fully-vested deferred stock units payable in shares of our common stock on the earlier of five years from the date of grant or termination from the board of directors.

Other elements of non-employee directors previously reported compensation remain unchanged.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TODCO

	By:	/s/ Dale Wilhelm

Dale Wilhelm
Vice President & Chief Financial Officer

Dated: August 3, 2006